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                                                                    EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the registration statement (Form S-3 No. 333-________) and related prospectus of Brush Engineered Materials Inc. for the registration of shares of its common stock and to the inclusion and incorporation by reference therein of our report dated January 28, 2004, with respect to the consolidated financial statements (including a schedule incorporated by reference) of Brush Engineered Materials Inc. included herein and incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission.



/s/ Ernst & Young LLP


Cleveland, Ohio
April 1, 2004